Exhibit 99.1

JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned, for good and valuable consideration consisting of their mutual commitments stated herein, hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D, including amendments thereto, with respect to the common stock, $.01 par value per share, of Rural/Metro Corporation and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 11th day of April, 2002.

/s/ Ernst Matthijs Hendrik Van der Lee Ernst Matthijs Hendrik Van der Lee

/s/ Ernst-Willem Van der Lee Ernst-Willem Van der Lee

/s/ Nicolaas P. Monteban Nicolaas P. Monteban

/s/ Mark J. Rosman Mark J. Rosman

/s/ Mark S. Howells Mark S. Howells

/s/ Bruce W. Derrick Bruce W. Derrick